EXHIBIT 99.1

May 12, 2015

For Immediate Release

Urologix Reports Third Quarter Fiscal Year 2015 Results

Recent Quarter Results

•	Revenue $2.8 Million
•	Ending cash balances, including restricted cash of $532,000
•	$2.8 million owed under the Prostiva license and Medtronic promissory note remains past due
•	Cost-effectiveness of Urologix products being presented at 2015 American Urological Association annual meeting

MINNEAPOLIS — May 12, 2015 — Urologix, Inc. (OTCQB: ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today reported financial results for its fiscal year 2015 third quarter ended March 31, 2015.

Third quarter revenue totaled $2.8 million, a decrease of 9% from the second quarter of fiscal year 2015 and down 17% compared to the third quarter of the prior fiscal year 2014. The sequential and year-over-year decrease in revenue was driven by a decrease in both Cooled ThermoTherapy™ and Prostiva® unit sales. The year-over-year decline was partially due to changes from our restructuring launched in April 2014.

“The entire team did an excellent job of managing our cash utilization in what was a challenging quarter for top line results. Our minimal cash utilization was predominantly due to changes in working capital. In addition, we are proud to have our technologies highlighted in a podium session at this week’s American Urological Association annual meeting. The presentation demonstrates our compelling combination of low costs and favorable outcomes for patients, providers and payers,” stated Greg Fluet, Chief Executive Officer. “We remain focused on improving cash flows from operations and pursuing alternatives to address the obligations to our creditor.”

Total operating expense was $1.5 million for the third quarter of fiscal year 2015, a 37% reduction compared to $2.3 million of operating expense for the third quarter of fiscal year 2014. The decrease in operating expenses compared to the prior year period is primarily a result of the 50% reduction in sales and marketing expense associated with the strategic reorganization the Company implemented in the latter half of fiscal year 2014. Operating expenses were 8% lower compared to the second quarter of fiscal year 2015, which were $1.6 million.

The Company reduced its net loss by 79% to a net loss of $349,000, or $0.02 per diluted share, for the third quarter of fiscal year 2015, compared to a net loss of $1.7 million, or $0.08 per diluted share, in the third quarter of fiscal year 2014. The net loss per diluted share was consistent with the second quarter of fiscal year 2015, which was also $0.02 per diluted share.

As of March 31, 2015, the Company’s cash balances totaled $532,000, including $40,000 of restricted cash, compared to $570,000 as of December 31, 2014, reflecting cash utilization of $38,000 for the quarter. This decrease in the Company’s cash balances compares to a decrease in the third quarter of the prior year of $451,000. The significant improvement in the Company’s cash utilization compared to the prior year was driven by the positive impact of our previously discussed organizational changes at the end of the 2014 fiscal year. The Company’s cash utilization in the third quarter of both fiscal years 2014 and 2015 reflects non-payment of the annual royalty and license amounts due to Medtronic in those periods and, for the third quarter of fiscal year 2015, also reflects non-payment of promissory note amounts due to Medtronic.

The gross profit for the third quarter of fiscal year 2015 was $1.3 million, or 47% of revenue, compared to $849,000, or 25% of revenue, in the third quarter of prior year fiscal 2014. The fiscal year 2014 third quarter costs of goods sold included a $739,000 charge for slow moving Prostiva capital equipment inventory. The gross margin was relatively consistent with the second quarter of fiscal year 2015, with gross profit of $1.5 million, or 48% of revenue, in the second quarter of fiscal year 2015.

Regarding Amounts Due to Medtronic

As of March 31, 2015, there was a total of $2.8 million due to Medtronic, which amounts currently remain unpaid. This amount consists of the first payment of $1.3 million on the $5.3 million promissory note to Medtronic which was due March 31, 2015 and $1.5 million of royalties and other fees due under the Prostiva license. Royalty payments currently due and unpaid are included in short-term deferred acquisition payments under current liabilities as of March 31, 2015. Because of the non-payment under the promissory note, there existed an event of default as of April 14, 2015 under the note entitling Medtronic to declare all outstanding obligations under the promissory note immediately due and payable. The Company’s ability to continue as a going concern is dependent upon its ability to address the outstanding indebtedness to Medtronic. The Company believes that this debt is most likely to be addressed through strategic alternatives, which the Company is diligently pursuing. The Company’s failure to address its indebtedness to Medtronic to Medtronic’s satisfaction may result in seizure by Medtronic of the assets that secure the Company’s indebtedness, loss of control of the Company’s business, bankruptcy or cessation of the business.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2015 third quarter results on Tuesday, May 12, 2015 at 4:00 p.m. CDT. To listen to the call, please dial 1-877-359-9508 and enter the conference ID 42703418 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH). Urologix’s Cooled ThermoTherapy produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort. The Prostiva RF Therapy System delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms. Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license. All other trademarks are the property of Urologix.

If you’d like more information on this topic, please contact Scott Madson at (763) 475-1400 or investor-relations@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, the Company’s ability to address its indebtedness to Medtronic through one or more strategic alternatives (which may not ultimately be realized), the sufficiency of the Company’s cash balances to sustain day-to-day operations for any particular length of time, the Company’s ability to continue as a going concern particularly in light of the remedies available to Medtronic relating to the Company’s failure to pay amounts owed, the effectiveness of the Company’s sales and marketing strategies and the impact of the Company’s strategic restructurings, the Company’s future revenue and operating performance, or about the development and marketing of products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014 and other documents filed with the Securities and Exchange Commission.

Urologix Media Contact	Urologix Investor Relations Contact
Susan Overby	Scott Madson
(763) 745-1540	(763) 475-1400
SOverby@urologix.com	investor-relations@urologix.com

Urologix, Inc.
Statements of Operations
(Unaudited, in thousands, except per-share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Sales	$2,796	$3,356	$8,896	$10,941
Cost of goods sold	1,485	2,507	4,659	6,431
Gross profit	1,311	849	4,237	4,510

Costs and expenses:
Sales and marketing	657	1,313	2,196	4,839
General and administrative	449	527	1,404	1,773
Research and development	298	408	969	1,281
Change in value of acquisition consideration	—	(12)	—	(105)
Medical device tax	44	52	140	172
Amortization expense	16	28	56	72
Total costs and expenses	1,464	2,316	4,765	8,032

Operating loss	(153)	(1,467)	(528)	(3,522)
Interest expense	(190)	(178)	(594)	(516)
Foreign currency exchange gain/(loss)	(6)	(1)	(12)	1
Loss before income taxes	(349)	(1,646)	(1,134)	(4,037)

Income tax expense	—	18	9	46
Net loss	$(349)	$(1,664)	$(1,143)	$(4,083)

Net loss per common share—basic	$(0.02)	$(0.08)	$(0.05)	$(0.19)

Net loss per common share—diluted	$(0.02)	$(0.08)	$(0.05)	$(0.19)

Weighted average number of common shares outstanding—basic	21,838	21,326	21,701	21,195

Weighted average number of common shares outstanding—diluted	21,838	21,326	21,701	21,195

Urologix, Inc.
Balance Sheets
( in thousands)

	March 31, 2015 (unaudited)	June 30, 2014 (audited)
ASSETS
Current assets:
Cash	$492	$718
Restricted cash	40	—
Accounts receivable, net	1,392	1,502
Inventories	1,319	1,397
Prepaids and other current assets	160	63
Total current assets	3,403	3,680
Property and equipment:
Property and equipment	12,144	12,162
Less accumulated depreciation	(11,853)	(11,691)
Property and equipment, net	291	471
Other intangible assets, net	1,230	1,370
Long-term inventories	94	141
Other assets	5	5
Total assets	$5,023	$5,667

LIABILITIES AND SHAREHOLDERS’(DEFICIT)
Current liabilities:
Accounts payable	$708	$892
Accrued compensation	371	487
Short-term deferred acquisition payment	2,044	1,339
Current portion of long-term debt	1,795	747
Interest Payable	634	322
Other accrued expenses	577	505
Total current liabilities	6,129	4,292

Long-term deferred acquisition payment	3,412	3,730
Long-term debt	3,537	4,586
Other accrued liabilities	8	36
Total liabilities	13,086	12,644

Shareholders’(deficit):
Common stock	213	209
Additional paid-in capital	119,493	119,440
Accumulated deficit	(127,769)	(126,626)
Total shareholders’(deficit)	(8,063)	(6,977)
Total liabilities and shareholders’(deficit)	$5,023	$5,667

Urologix, Inc.
Condensed Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended March 31,
	2015	2014
Operating Activities:
Net loss	$(1,143)	$(4,083)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	361	447
Employee stock-based compensation expense	53	169
Provision for bad debts	20	(7)
Prostiva inventory reserve	—	739
Loss on disposal of assets	2	3
Accretion expense on deferred acquisition payments	387	334
Net adjustment to acquisition consideration	—	(105)
Deferred income taxes	—	27
Change in operating items, net of acquisition:
Accounts receivable	90	342
Inventories	99	336
Prepaids and other assets	(97)	(86)
Accounts payable	(184)	387
Accrued expenses and deferred income	(72)	(187)
Interest payable	312	245
Net cash used in operating activities	(172)	(1,439)

Investing Activities:
Purchase of property and equipment	(8)	(28)
Purchases of intellectual property	(15)	(7)
Proceeds from sale of property and equipment	9	—
Cash restricted for collateral	(40)	—
Net cash used for investing activities	(54)	(35)

Net decrease in cash	(226)	(1,474)
Cash:
Beginning of period	718	2,290
End of period	$492	$816

Supplemental cash-flow information
Income taxes paid during the period	$9	$27
Net amount of inventory transferred to property and equipment	$26	$46